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                                                                  EXHIBIT  99.1


                       [VLASIC FOODS INTERNATIONAL LOGO]


CONTACT:      Kevin G. Lowery
              (856) 969-7417


        VLASIC FOODS TO SELL CONDIMENTS AND BBQ SAUCE BUSINESSES TO HEINZ

                   COMPANY FILES VOLUNTARY CHAPTER 11 PETITION


                Company has more than $20 million of cash on hand
            Reaches agreement with Lenders on Use of Cash Collateral
   Expects to conclude additional $25 Million DIP Financing Agreement Shortly

              All Operations Open and Focused on Serving Customers.


CHERRY HILL, NJ - January 29, 2001 - Vlasic Foods International (NYSE:VL) today announced that the company has reached an agreement to sell the assets of its namesake "Vlasic" condiments and "Open Pit" barbecue sauce businesses to H.J. Heinz Company for $195 million, subject to closing adjustments. "Vlasic" pickles are the top selling retail pickles in the United States and "Open Pit" barbecue sauces are the top selling grilling sauces in the mid-west U.S. The two businesses have combined fiscal year 2000 sales of approximately $300 million and have more than 550 full-time and 450-550


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seasonal employees, principally at two manufacturing facilities located in Imlay
City, Mich., and Millsboro, Del.

         Concurrently, Vlasic Foods said today that it has voluntarily filed petitions in the U.S. District Court in Wilmington, Del., under Chapter 11 of the U.S. Bankruptcy Code in order to implement the terms of the Heinz sale. Vlasic Foods International also filed a motion seeking the Court's approval of an asset purchase agreement with Heinz pursuant to section 363 of the Bankruptcy Code. The bankruptcy process makes the sale subject to a competitive sale process whereby higher and better offers for the "Vlasic" and "Open Pit" businesses can be considered.

         Vlasic Foods obtained the consent and support of its lenders to its continued use of more than $20 million of cash collateral. The Company believes it is near completing negotiations with respect to an additional $25 million stand-by debtor-in-possession (DIP) financing that will also be provided by its pre-petition lenders.

         The Company previously reported that it retained Goldin Associates, a nationally-recognized turnaround manager, to provide interim management services and assist in implementing a financial restructuring. David Pauker, managing director of Goldin Associates, said, "The Company's cash position is more than double the comparable year-ago figures. Both the $20 million of cash on hand and the $25 million DIP financing will be available for future operating needs, including payment under normal terms to suppliers and vendors for goods and services that are provided after today's filing. Our domestic businesses have exceptional distribution, enviable brand positions and make positive margin contributions to the business. The chief problem with the business has been its unsustainable level of debt. The bankruptcy relieves us of the


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burden of servicing significant portions of our debt and gives us the opportunity to find a permanent solution to the company's balance sheet problem."

         "The bankruptcy filing will enable us to consummate the sale of the condiments and barbecue sauce businesses and free us to address the future of the North American frozen foods and our other businesses. We will consider seriously all our options, including a financial restructuring in which we exchange debt for equity in a reorganized company. We will also continue to explore the possible sale of one or more of our remaining businesses," said Pauker.

         The Company said employees will continue to be paid in the normal manner and that it is seeking and expects to immediately obtain a routine court order to continue to provide normal employee benefits, including health insurance, vacation pay, 401(k) and the like. The company's qualified pension plans for retirees and vested employees are fully funded and protected by federal law.

         The Company also is seeking and expects to immediately obtain a court order ensuring that all customer coupons and promotional commitments will be honored in accordance with existing practices.

         All of Vlasic Foods' U.S. operating subsidiaries filed voluntary Chapter 11 petitions today. None of the company's other subsidiaries and affiliates, including its operations in Canada and the U.K., are included in the filing, as they are not guarantors to the parent company's debt. The Company's Canadian and U.K. operations have little or no debt and have sufficient liquidity to meet their operating demands.

         Mark McCallum, President of Vlasic Foods' North American division, noted that the Heinz transaction makes sense because Heinz is in an excellent position to capitalize


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on the growth potential of the brands. "The Vlasic brand is an icon with exceptional consumer recognition and distribution in the shelf-stable segment of the grocery business. The brand presents significant extension opportunities across a variety of food and condiment categories beyond its current pickle, pepper and relish offerings including a variety of vegetable products in numerous packaging forms. In addition, we have recently begun to make inroads into the refrigerated segment with Vlasic and growth opportunities there are also significant. The Open Pit brand has broad applicability across the condiment category."

         Pauker said, "We want to assure all of our customers, suppliers, brokers, employees, retirees and investors that we are continuing to run our businesses and that our products will continue to be available in practically every supermarket in the country for consumers to enjoy. All of our operations are open today and focused on serving our customers and consumers."

         Additional information will be available on Vlasic Foods
International's web site at http://www.vlasic.com.

FORWARD LOOKING STATEMENT

This release contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company believes the assumptions underlying the forward-looking statements, including those relating to planned divestitures, financial restructuring, cash balances, financing, and the strategic review process are reasonable. However, any of the assumptions could be inaccurate, and therefore there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form10-K and other reports filed with the Securities Exchange Commission. Furthermore, the Company disclaims any obligation or intent to update any such factors or forward-looking statements to disclaim future events and developments.